CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Third Quarter 2012 Operating Results and Achieves Significant

Revenue and AFFO Growth Compared to Prior Quarter

New York, New York, October 29, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced its operating results for the three and nine months ended September 30, 2012. Operating highlights for the quarter are provided below.

“Our investment strategy is performing exactly as planned and we are witnessing an increasingly rich pipeline. We are systematically assembling a well-diversified portfolio of free standing, single tenant properties net leased to predominantly investment grade tenants at prices accretive to our dividend,” stated Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP. “During 2012, we acquired approximately $100 million of investment properties at a weighted average capitalization rate of 9.5%. We recently announced $36 million of additional acquisitions expected to close during the balance of 2012 at equally attractive pricing. Our core earnings will be favorably affected by these acquisitions.

“For the recently completed quarter, we have returned over 22% to our shareholders,” observed Brian S. Block, Executive Vice President and Chief Financial Officer. “Our recently completed acquisitions have allowed us to significantly grow our core earnings. During the quarter ended September 30, 2012, the Company generated AFFO of $3.1 million, or $0.28 per share computed using basic weighted average shares outstanding. This represents a 15.0% increase in AFFO per share compared to the second quarter ended June 30, 2012. Further, our recently announced ‘at the market’ or ATM program will provide equity capital allowing us to purchase properties accretive to our dividend, fueling our growth strategy.”

Third Quarter 2012 Operating Highlights (three months ended September 30, 2012)

The Company commenced operations in September 2011 in conjunction with the closing of its IPO. Prior to that date, ARCP did not hold any real estate properties or have any sources of income or any expenses; the only activity of the Company was limited to organizational activities.

•	Revenues: $4.9 million, representing an increase of $1.5 million, or 46%, compared to the prior quarter.
•	Funds from operations: $1.9 million, which includes one-time net acquisition and transaction related expenses of $0.7 million. Core funds from operations (excluding the impact of acquisition and transaction related expenses) of $2.6 million, or $0.24 per share computed using weighted average basic shares outstanding (“basic”) and $0.20 per share computed using weighted average fully diluted shares outstanding (“fully diluted”).
•	Adjusted funds from operations: $3.1 million or $0.28 per share basic and $0.24 per share fully diluted.
•	Total dividends paid to stockholders: $2.6 million, or $0.89 per share on an annualized basis.

The third quarter results for FFO and AFFO are in line with our expectations and previously issued guidance for the full year ending December 31, 2012. The Company also reaffirms its previously issued 2013 guidance.

Year-to-Date 2012 Operating Highlights (nine months ended September 30, 2012)

•	Revenues: $11.2 million.
•	Funds from operations: $2.7 million, which includes one-time net acquisition and transaction related expenses of $3.0 million. Core funds from operations (excluding the impact of acquisition and transaction related expenses) of $5.7 million, or $0.67 per share basic and $0.60 per share fully diluted.
•	Adjusted funds from operations: $6.5 million, or $0.76 per share basic and $0.69 per share fully diluted.
•	Total dividends paid to stockholders: $5.7 million, or $0.89 per share on an annualized basis.

Property Portfolio Highlights as of September 30, 2012

•	Operating portfolio occupancy: 100%.
•	Investment grade tenancy: 99% based on average rental income (includes properties leased to Home Depot USA, Inc., Bimbo Bakeries USA, Inc. and Iron Mountain Information Management, Inc., which are, respectively, unrated wholly owned subsidiaries of The Home Depot, Inc., Grupo Bimbo SAB de CV, and Iron Mountain Incorporated. The Company has attributed the rating of each parent company to its wholly owned subsidiary for purposes of this discussion.)
•	Acquisitions: Completed 36 property acquisitions for a base purchase price of $98.9 million, comprised of over 1.2 million square feet, at an average capitalization rate (annualized rental income on a straight-line basis, or annualized net operating income, divided by base purchase price) of 9.5%. Increased credit diversification by adding 8 new tenants.

Capital Markets Activities

•	Filed a Shelf Registration: On August 1, 2012, the Company filed a $500 million universal shelf registration statement and a resale registration statement with the SEC. This $500 million universal shelf registration will enable ARCP to grow its capital base over time while providing it flexibility to issue common stock, preferred stock or equity-linked securities. The shelf was sized to reflect our current expectation of growth over the next three years.
•	Senior secured revolving credit facility: In September 2012, ARCP exercised the credit facility’s accordion feature, increasing availability under the revolver from $75 million to $110 million. The Company anticipates increasing the credit facility to the maximum commitment of $150 million by the first quarter of 2013.
•	Issued additional common stock: Following a follow-on offering in which $30.3 million was raised in connection with the issuance of 3.25 million shares of common stock on June 18, 2012, an additional 487,500 shares of common stock were issued on July 9, 2012, pursuant to the underwriters’ exercise of the over-allotment option, resulting in additional net proceeds of approximately $4.6 million.
•	Issued shares of preferred convertible stock: In July 2012, the Company issued approximately 0.3 million shares of Series B convertible preferred stock to an unaffiliated third-party investor for net proceeds of approximately $3.0 million. This followed an initial issuance in May 2012 of approximately 0.5 million shares of Series A convertible preferred stock to an unaffiliated third-party investor resulting in net proceeds of approximately $6.0 million. With generally comparable terms, the Series A and Series B shares of preferred stock have liquidation preferences of $10.60 and $11.00, respectively, per share and a dividend yield of 7.0%.
•	Filed an “At The Market” offering: In October 2012, the Company launched an “At The Market” (“ATM”) offering pursuant to which it would be able to issue up to $60 million of its common stock on a commercially reasonable basis from time to time through a syndicate of agents comprised of Deutsche Bank Securities Inc., JMP Securities LLC, Ladenburg Thalmann & Co. Inc., RBS Securities Inc. and Robert W. Baird & Co.

Financial Results

Funds from operations and adjusted funds from operations

Funds from operations (“FFO”) for the three months ended September 30, 2012, totaled $1.9 million, or $0.17 per share basic and $0.15 per share fully diluted. FFO for this period includes one-time net acquisition and transaction related expenses of $0.7 million. Excluding such one-time costs, core FFO is $2.6 million, or $0.24 per share basic and $0.20 per share fully diluted.

Adjusted funds from operations (“AFFO”) for the three months ended September 30, 2012, totaled $3.1 million, or $0.28 per share basic and $0.24 per share fully diluted.

For the nine months ended September 30, 2012, FFO totaled $2.7 million, or $0.31 per share basic and $0.28 per share fully diluted. FFO for this period includes one-time net acquisition and transaction related expenses of $3.0 million. Excluding such one-time costs, core FFO is $5.7 million, or $0.67 per share basic and $0.60 per share fully diluted.

AFFO for the nine months ended September 30, 2012 totaled $6.5 million, or $0.76 per share basic and $0.69 per share fully diluted.

Dividend Increases

On October 1, 2012, ARCP announced its fourth consecutive dividend increase. The Company’s board of directors authorized and the Company declared, on September 30, 2012, an increase in its annual dividend rate to $0.895 per share, beginning November 9, 2012. On November 15, 2012, the Company will pay the new annual dividend rate to stockholders of record on November 8, 2012.

This is following three prior dividend increases in March, June and September 2012. On February 27, 2012, the Company’s board of directors authorized and the Company declared an increase in its annual dividend rate from $0.875 to $0.880 per share. Accordingly, on March 15, 2012, the Company paid a dividend of $0.0733 per share to stockholders of record at the close of business on March 8, 2012.

On March 16, 2012, the Company’s board of directors authorized and the Company declared an increase in its annual dividend rate to $0.885 per share. Accordingly, on June 15, 2012, the Company paid a dividend of $0.07375 per share to stockholders of record at the close of business on June 8, 2012.

On June 27, 2012, the Company's board of directors authorized and the Company declared an increase in its annual dividend rate to $0.890 per share. Accordingly, on September 15, 2012, the Company paid a dividend of $0.07417 per share to stockholders of record at the close of business on September 8, 2012.

Total dividends paid to common stockholders by the Company were $2.4 million for the three months ended September 30, 2012. For the nine months ended September 30, 2012, dividends totaled $5.6 million.

Operating Property Portfolio

As of September 30, 2012, the Company owned 124 freestanding, single tenant, 100% occupied net leased properties comprised of 2.2 million square feet (excluding one vacant property classified as held-for-sale). These properties are located in 24 states and include 14 tenants, operating in 10 distinct industries.  The weighted average remaining primary lease term of the portfolio is 6.8 years and 99% of annualized rental income is from tenants with investment grade ratings as determined by a major credit rating agency (includes properties leased to Home Depot USA, Inc., Bimbo Bakeries USA, Inc. and Iron Mountain Information Management, Inc., which are, respectively, unrated wholly owned subsidiaries of The Home Depot, Inc., Grupo Bimbo SAB de CV, and Iron Mountain Incorporated. We have attributed the rating of each parent company to its wholly owned subsidiary for purposes of this discussion.).

During the nine months ended September 30, 2012, ARCP acquired 36 properties, all 100% occupied, for an aggregate base purchase price of $98.9 million at an average capitalization rate of 9.5%, comprised of over 1.2 million square feet. This is inclusive of three CVS pharmacies, an Iron Mountain information storage warehouse, a Reckitt Benckiser—French’s Mustard office building, and a Mrs. Baird’s distribution facility, all of which were purchased during the three months ended September 30, 2012. Third quarter acquisitions totaled $25.7 million, exclusive of closing costs, and increased the portfolio’s size, at cost, to $235.7 million. These acquisitions further diversified the tenant mix.

Subsequent to the end of the third quarter, on October 1, 2012, the Company acquired a Family Dollar retail store located in Brookston, IN for a purchase price of $1.0 million at an average capitalization rate of 8.9%. This property contains 8,085 square feet and has approximately 10.0 years remaining on the primary lease term as of the acquisition date. Additionally, on October 18, 2012, the Company acquired an Advance Auto retail store located in Alton, TX for a purchase price of $1.3 million at an average capitalization rate of 8.7%. This property contains 6,900 square feet and has approximately 8.6 years remaining on the primary lease term as of the acquisition date. Both of these tenants carry an investment grade credit rating as determined by a major credit rating agency.

On October 23, 2012, the Company announced that it expects to close on approximately $35.7 million, exclusive of closing costs, of acquisitions during the remainder of 2012.

Third Quarter 2012 Conference Call Details

ARCP will be hosting its third quarter 2012 conference call and webcast on Tuesday, October 30, 2012 at 10:30 AM ET. Nicholas S. Schorsch, Chief Executive Officer, and Brian S. Block, Chief Financial Officer, will conduct the call. Conference call details are as follows:

Live Conference Call and Webcast Details
Domestic Dial-In Number: 1-877-317-6789 International Dial-In Number: 1-412-317-6789
Canada Dial-In: 1-866-605-3852
Webcast: www.americanrealtycapitalproperties.com/q3earningscall/

Replay Conference Call Details
Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-0088
Conference ID: 10019008
Dates Available: October 30, 2012 (one hour after the end of the conference call) to January 30, 2013 at 10:30 AM ET

Supplemental Information

Supplemental information on the Company’s third quarter 2012 operations can be found in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (SEC) on Monday, October 29, 2012. The supplemental information report is titled Quarterly Supplemental Information: Third Quarter 2012. Information in this report includes, in addition to other data: 1) Consolidated Balance Sheet and Income Statement Details; 2) Funds from Operations and Adjusted Funds from Operations details; 3) Dividend Summary; and 4) Portfolio Details.

Funds from Operations and Adjusted Funds from Operations

ARCP considers FFO and AFFO, which is FFO as adjusted to exclude acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and non-recurring gains and losses useful indicators of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

Additionally, the Company believes that AFFO, by excluding acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and non-recurring gains and losses, provides information consistent with management's analysis of the operating performance of the properties. By providing AFFO, ARCP believes it is presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance. Further, ARCP believes AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies, including exchange-traded and non-traded REITs.

As a result, the Company believes that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

About the Company

American Realty Capital Properties, Inc., a publicly traded Maryland corporation listed on The NASDAQ Capital Market under the trading symbol “ARCP,” is an externally managed real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a medium-term basis generally to investment grade tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements ARCP makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond our control, including other factors included in our reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of ARCP’s latest Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, each as filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. ARCP does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$28,717	$18,489
Buildings, fixtures and improvements	182,700	107,340
Acquired intangible lease assets	24,306	11,044
Total real estate investments, at cost	235,723	136,873
Less: accumulated depreciation and amortization	(20,954)	(14,841)
Total real estate investments, net	214,769	122,032
Cash and cash equivalents	3,779	3,148
Prepaid expenses and other assets	3,015	1,798
Deferred costs, net	4,204	2,785
Assets held for sale	812	1,818
Total assets	$226,579	$131,581

LIABILITIES AND EQUITY
Mortgage notes payable	$35,760	$30,260
Senior secured revolving credit facility	91,090	42,407
Accounts payable and accrued expenses	1,276	858
Deferred rent	803	724
Total liabilities	128,929	74,249

Series A convertible preferred stock, $0.01 par value, 545,454 and 0 shares (liquidation preference $11.00 per share) authorized, issued and outstanding at September 30, 2012 and December 31, 2011, respectively	5	—
Series B convertible preferred stock, $0.01 par value, 283,018 and 0 shares (liquidation preference $10.60 per share) authorized, issued and outstanding at September 30, 2012 and December 31, 2011, respectively	3	—
Common stock, $0.01 par value, 240,000,000 shares authorized, 11,163,617 and 7,323,434 issued and outstanding at September 30, 2012 and December 31, 2011, respectively	112	73
Additional paid-in capital	101,325	57,582
Accumulated other comprehensive loss	(13)	—
Accumulated deficit	(13,295)	(4,025)
Total stockholders’ equity	88,137	53,630
Non-controlling interests	9,513	3,702
Total equity	97,650	57,332
Total liabilities and equity	$226,579	$131,581

AMERICAN REALTY CAPITAL PROPERTIES, INC.

  CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Rental income	$4,791	$576	$10,997	$576
Operating expense reimbursements	89	—	175	—
Total revenues	4,880	576	11,172	576

Operating expenses:
Acquisition and transaction related	819	604	3,297	604
Property operating	315	—	555	—
General and administrative	617	84	1,530	100
Depreciation and amortization	2,818	363	6,092	363
Total operating expenses	4,569	1,051	11,474	1,067
Operating income (loss)	311	(475)	(302)	(491)

Interest expense	(1,136)	(185)	(2,873)	(185)
Loss from continuing operations	(825)	(660)	(3,175)	(676)
Net loss from continuing operations attributable to non-controlling interests	62	35	141	35
Net loss from continuing operations attributable to stockholders	(763)	(625)	(3,034)	(641)

Discontinued operations:
Income (loss) from operations of held for sale properties	3	(9)	(12)	(9)
Loss on held for sale properties	(47)	—	(452)	—
Loss from discontinued operations	(44)	(9)	(464)	(9)
Loss from discontinued operations attributable to non-controlling interests	3	—	24	—
Loss from discontinued operations attributable to stockholders	(41)	(9)	(440)	(9)

Net loss	(869)	(669)	(3,639)	(685)
Net loss attributable to non-controlling interests	65	35	165	35
Net loss attributable to stockholders	$(804)	$(634)	$(3,474)	$(650)

Other comprehensive loss:
Designated derivatives, fair value adjustment	—	—	(13)	—
Comprehensive loss	$(804)	$(634)	$(3,487)	$(650)

Basic and diluted net loss per share from continuing operations attributable to common stockholders	$(0.08)	$(0.41)	$(0.38)	$(1.25)
Basic and diluted net loss per share attributable to common stockholders	$(0.09)	$(0.42)	$(0.43)	$(1.27)

Funds From Operations

The below table reflects the items deducted or added to net loss in the calculation of FFO and AFFO for the three and nine months ended September 30, 2012:

Reconciliation from Net Loss, FFO per Share, AFFO and AFFO per Share

(In thousands, except for Share and Per Share data)

	Three months ended September 30, 2012	Nine months ended September 30, 2012

Net loss attributable to stockholders (in acordance with GAAP)	$ (804)	$ (3,474)
Plus: Loss on held for sale properties, net of the portion attributable to noncontrolling interest holders	44	428
Plus: Depreciaiton and amortization, net of the portion attributable to noncontrolling interest holders	2,611	5,717
FFO attributable to common stockholders	1,851	2,671
Plus: Acquisition and transaction related costs, net of the portion attributable to noncontrolling interest holders	707	3,060
Amortization of above-market lease asset	52	52
Amortization of deferred financing costs	202	495
Straight-line rent	(218)	(555)
Plus: Non-cash equity compensation expense	472	792
AFFO attributable to common stockholders	3,066	6,515
Weighted average shares outstanding	10,846,432	8,543,365
Weighted average shares outstanding – diluted (1)	12,618,798	9,486,273
FFO per share	0.17	0.31
FFO per share – diluted (1)	0.15	0.28
AFFO per share	0.28	0.76
AFFO per share – diluted (1)	0.24	0.69

________________________

(1)	Includes the effect of restricted shares of common stock of 217,727 shares, and 886,376 units of limited partner interests in the Company's operating partnership, and 828,472 convertible preferred shares, which are both convertible to common stock as if they were outstanding shares of common stock from the time they were issued unless the effect of the convertible securities was anti-dilutive.

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